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                                                                    EXHIBIT 4.16




15 June, 2004                                  James Hardie Industries N.V.

                                               Unit 04-07, Atrium Building
                                               Strawinskylaan 3077
                                               1077 ZX Amsterdam
                                               The Netherlands

                                               Telephone +31 20 3012988
                                               Fax +31 20 4042544

                                               Chamber of Commerce 34106455

Dear Pim,

As discussed yesterday between you and Peter Shafron I herewith confirm in writing your contract of employment ending June 30th 2004 will be followed by a 6 months contract.

It will end automatically without notice 30-12-2004.

All other terms and conditions remain unchanged; in the month of November 2004 we aim to decide whether or not to transition into an indefinite contract.

It is our belief you will succeed in achieving the goals set out to you and we both would like to emphasise that you can count on our support.

Kind regards,

/s/ E. W. Bot
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E.W. Bot

HR Manager
JH Industries NV

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                             CONTRACT OF EMPLOYMENT

Between James Hardie Industries NV, 4th floor, Atrium Unit 04-07 Strawinskylaan 30771077 ZX Amsterdam NETHERLANDS ("the Company") and Willem (Pim) Vlot ("the Employee")

1.0 Date of Employment:  No later than January 1st,2004. No employment prior to this date shall be taken into account in calculating the period of your continuous employment.

2.0 Position and         The Employee is hereby appointed as Legal Counsel
    Function:            Europe, reporting to Norm Gritsch, Associate General
                         Counsel

                         The Employee shall perform to the best of his abilities all tasks and duties in accordance with the instructions of the Company, including responsibility for European legal matters, company secretarial, global intellectual property management and potentially serving as a member of the managing board.

                         The Company reserves the right to give further instructions as regards the Employee's tasks and duties with the Company from time to time or to assign the Employee to another activity in accordance with the Employee's abilities and knowledge.

3.0 Probation, Term,     The Contract of Employment is entered into for a fixed
    Termination:         period of time of six (6) months from the date of
                         employment.

                         The first (1) month of employment will constitute a probationary period in which either party may terminate the Contract of Employment automatically without giving prior notice.

                         The Company and the Employee may terminate the Contract of Employment by giving written notice in accordance with Article 7: 672 of the Dutch Civil Code, the term of such notice to expire on the last day of any calendar month.

                         The employment will end without notice on 30-06-2004

4.0 Salary:              The Employee's basic gross monthly salary shall amount
                         to(EURO) 7.083,33 payable twelve (12) times each year.
                         It will be subject to such taxes and deductions as may be required by the law. The Company may review this salary on an annual basis but such review does not imply an increase.

                         In addition to the basic salary, the Employee will be eligible for participation in the Company incentive program based on the terms and conditions of the plan. The target bonus for this position will be 15% of the Employee's annual base salary, prorated from date of assignment. The actual bonus FY05 (fiscal year ending March 31, 2005) will be calculated based on the Company's bonus plan parameters and the Employee's achievement against agreed objectives and targets. The bonus will be fully based on Individual Performance.

                         The Employee shall be entitled to a holiday allowance, payable in the month of May, equal to 8% of the gross salary, earned over the preceding period June through May. If the Contract of Employment of the Employee starts and/or terminates during the year or the working hours change, the holiday allowance will be paid out pro rata.

                         The Company will at any time be entitled to recover any overpayment of salary (or any other sums) paid to the Employee by way of deduction from any salary or other payment due to him.

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5.0 Vehicle Allowance:   The Employee shall use their personal vehicle during
                         the course of business. The use of the Employee's personal car for business purposes, not including home-to-work travel, shall be reimbursed in accordance with the non taxable per kilometer allowance permitted by the Tax Authorities from time to time.


6.0 Hours of Work:       The Employee's normal working hours will be forty (40)
                         hours per workweek. The Employee is also required to work such additional hours as may be necessary for the proper performance of the duties. Remuneration for the time worked outside those normal working hours is included in the Employee's gross salary.


7.0 Place of             The main place of work for the Employee is located at
    Work/Travel:         Amsterdam. Given the nature of work, the Employee may
                         be asked to perform his duties throughout the world.

                         Both parties agree that the place of work may change, at any moment, in accordance with the needs induced by the Company, or with career opportunities, without implying a modification of the present contract.

                         The Employee is required by the Company to travel in the normal performance of his duties throughout Europe and abroad. The Company shall reimburse the Employee, after receiving proof of expenses, for all reasonable subsistence and travelling expenses properly and necessarily incurred by the Employee in connection with the services rendered under this Contract of Employment.

8.0 Benefits:            The Company may institute a benefit program, which the
                         Employee will be eligible to participate in these plans based on the terms and conditions of the plans.

                         The Company shall provide a pension arrangement (pensioentoezegging) for the benefit of the employees of the Company. The pension arrangement may consist of a specific Company pension plan or, at its sole discretion, the Company may agree to pay the relevant premiums to an approved external pension fund or life insurance provider nominated by the Employee. The Employee shall be admitted to this pension arrangement, if all applicable conditions are met. The Company shall pay up to 6% of the Gross Salary actually paid to the Employee in any given year as its contribution to the premiums of such pension arrangement for the Employee provided the Employee makes a personal contribution of the same amount.

                         The Company shall pay 50 % of the premiums of the health care insurance of the Employee. The Company and the Employee shall mutually agree upon which health care insurance shall be reasonable. The Employee must provide the Company with a copy of the Employee's health care insurance arrangement, prior to the Company making any payment. Dutch personal tax and social security consequences (if any), shall be for the account of the Employee.

9.0 Annual Holiday       The Employee will receive vacation benefits in the
    Entitlement:         amount of twenty-four (24) days per twelve (12) months
                         of service, (not including Saturdays, Sundays, or public holidays).

                         The Employee shall go on vacation only after due consideration of the business requirements of the Company and after consultation with his immediate Manager.

                         Vacation for the first and last calendar year in which the Employee is employed will be 2.0 days per complete month work.

                         On termination of employment the Employee will be entitled to payment for vacation accrued but not taken in accordance with statutory requirements. The company reserves the right to deduct from salary or any other payment due to the Employee, a sum equating to vacation taken but not accrued as of the date of termination. For these purposes a day's holiday pay is calculated as 1/365 of the Employee's annual salary at the time of termination.

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10.0 Sickness/-          The Employee shall observe the Company's policy
     Disability:         pertaining to sickness, as determined by the Company.

                         The Employee must notify his immediate Manager within within one (1) hour of scheduled start time, on each morning of any day on which he is absent from work due to sickness or injury.

                         In the event of sickness injury, or any incapacity of the Employee, the Company shall pay to the Employee 100% of last Gross Salary as defined in article 4.0 up to a maximum of twelve (12) months as from the first day of sickness. The above applies, however; only if and to the extent that pursuant to the requirements of article 7:629 sub 3 through 7 and 9 of the Civil Code, the Company is under the obligation to pay salary in accordance with article 7:629, sub 1 of the Civil Code.

                         If the Employee is prevented from performing duties over 2 or more consecutive periods, which succeed each other within 4 weeks, these periods shall be deemed to be one uninterrupted period.

                         The Employee shall not be entitled to the salary payment referred to in paragraph 3 of this article if, and to the extent that, in connection with his sickness, he can validly claim damages from a third party as a result of loss of salary and if and to the extent that the payments by the Company set forth in paragraph 3 of this article exceed the minimum obligation referred to in article 7:629 sub 1 of the Civil Code. In this event, the Company shall satisfy payment solely by means of advanced payments on the compensation to be received from the third party and upon assignment by the Employee of his rights to damages vis-a-vis the third party concerned up to the total amount of advanced payments made. The advanced payments shall be set-off by the Company if the compensation is paid or, as the case may be, in proportion thereto.

11.0 Confidentiality:    The Employee will execute the Company Employee
                         Confidentiality Agreement and abide by its terms and conditions.

                         The Employee shall not, during the term of the Contract of Employment and thereafter, disclose to any third party or use for their own benefit any information concerning the business of the Company, or any of its subsidiaries or affiliated companies which have become known to the Employee. "Information concerning the business" includes, without limitation, all business, organizational and technical knowledge, know-how, proprietary or confidential information, names or addresses of customers of the Company or any of its subsidiaries or affiliated companies and any other information which is known only to a limited number of persons and which is not intended to become known outside of the Company, or any of its subsidiaries or affiliated companies.

                         All written and other records and all tangibles concerning the Company, or any of its subsidiaries or affiliated companies and their businesses which are in the possession of the Employee shall be carefully kept and shall be immediately returned to the Company, or any of its subsidiaries or affiliated companies upon their request, and in any case upon the termination of the Contract of Employment. The Employee hereby waives any right of retention in respect of records such or tangibles mentioned herein.

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12.0 Conflict of         The Employee shall not, except with prior written
     Interest:           approval of the Company, during the term of the
                         Contract of Employment, accept or solicit any commission, allowance, gift or consideration whatsoever from customers, suppliers or competitors of the Company or from potential customers, suppliers or competitors of the Company. Any unsolicited consideration received by the Employee shall be returned immediately and the Employee shall forthwith inform the Company. Usual promotional gifts with limited or no commercial value shall not be regarded as consideration of the purpose of this article. In case of doubt, the Employee shall always consult with the Company.

13.0 Exclusivity/Non-    The Employee shall throughout the duration of this
     Compete:            agreement and for a period of two (2) years after
                         termination hereof, not be engaged or involved in any manner, directly or indirectly, whether on the account of the Company or on the account of third parties, in any enterprise which conducts activities in a field similar to or otherwise competes with that of the Company, nor act, directly or indirectly, as intermediary in relation to such activities in whatever manner. This obligation applies solely to any work activities or involvement of the Company within Europe.

                         The Employee remains under the obligation to adhere to the non-competition clause referred to in paragraph 1 of this article with respect to the Company, if the Company or a part thereof is transferred by the Company to a third party within the meaning of article 7:662 and onwards of the Civil Code and this agreement terminates before or at the time of such transfer, while in the event of continuation of the Contract of Employment the Employee would have entered the employment of the acquirer by operation of law.

                         In the event of any breach by the Employee of any of the obligations referred to in paragraphs 1 and 2 of this article, the Employee shall, contrary to article 7:650 sub 3, 4 and 5 of the Civil Code, without notice of default being required, pay to the Company for each such breach, a penalty equal to an amount of
                         (euro)20,000, plus a penalty of (euro)500 for each day such breach occurs and continues.

14.0 Copyright:          Any intellectual property rights and rights to Employee
                         inventions arising from the Employee's activities hereunder, or, if ownership rights cannot be transferred under applicable law, any exploitation rights relating thereto, shall be transferred to the Company in accordance with applicable law. The remuneration pursuant to Section 4.0 of the Contract of Employment includes any and all compensation for such transfer of rights. If applicable law of a mandatory nature, which cannot be derogated by contract, requires additional compensation for such transfer of rights, the Company shall have the option to request or not to request the transfer of rights concerned.

15.0 Consent to the      The Employee hereby consents to the Company holding and
     Processing of       processing both electronically and manually, personal
     Personal Data:      data (including sensitive data) about the Employee, in
                         the course of employment, for the purpose of the Company's operations, security, and management and for purposes of complying with applicable laws, regulations and procedures. The Employee also consents to the transfer, storage and processing of such data between the Company and affiliated Companies, worldwide.

16.0  Company Equipment: Unless the Employee has written consent of their immediate Manager, the Employee will not use any equipment or systems owned, rented or licensed by the Company for any purpose other than to carry out the duties of the position.

                         The Employee agrees that the Company may monitor, intercept, or record his use of office equipment including but not limited to e-mail, internet usage, telephone and mobile phone.

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17.0 Agreement:          The Employee hereby undertakes and warrants that he is
                         at liberty to enter into this Contract of Employment and perform all of the duties and obligations without limitation or breach of any obligations or duties which he may have a third party and he further agrees to defend, indemnify and render harmless from and against damages for any loss which the Company may incur, including damages and costs, in respect of any proceedings which may be brought against the Company by any third party who claims that the Employee is not so at liberty.

                         The employee undertakes to return, on the day he ceases his functions with the Company for what ever reason, all items and material made reliable to him by the Company, and all written or recorded documents containing confidential information.

18.0 Prior Agreements:   These Terms and Conditions of Employment constitute the
                         entire understanding between the Employee and the Company.

                         No variation or addition to it and on waiver of any provision will be valid unless in writing and signed on behalf of both parties.

                         Should a provision of this Contract of Employment be or become invalid, the validity of all other provisions shall be deemed to have been substituted by a legally valid provision, which achieves as closely as legally permissible what the invalid provision was intended to achieve. This shall apply as well to issues, which the parties fail to address in this Contract of Employment.

                         The decisive version of the Contract of Employment is the English version.

                         The Employee herewith confirms the receipt of a copy of this Contract of Employment executed by both parties.

19.0 Applicable Law:     This Contract of Employment shall be governed by and
                         interpreted in accordance with the laws of The
                         Netherlands.

15 December 2003
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Date

 /s/ Folkert Zwinkels                           /s/ Willem P. Vlot
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The Company                                    The Employee

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